Exhibit 99.1

CONFIDENTIAL

Script for Thursdays Call

1) Forward Looking Statements Disclaimer

Thank you and welcome everyone to CNL Lifestyle Properties, Inc.’s third quarter 2008 conference call. With me this afternoon is Byron Carlock, our CEO and President.

Before we begin, I need to read the following statement. Statements or comments made on this conference call may be forward-looking statements. Forward – looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested and any forward-looking statements due to variety of factors which are discussed in detail in our SEC filings.

At this point, I’ll turn the call over to Byron, who will discuss our third quarter financial results and give a portfolio overview.

Thank you for giving us the opportunity to update you on our company. We are pleased to report that our total assets as of September 30, 2008 were $2.4 million while our leverage was only 33 percent, including our share of unconsolidated debt.

We paid distributions during the nine months ended September 30, 2008 of $94 million which was well covered by our cash flows from operations at $102 million. Our total FFO payout was $114 million during the same period. We believe that we have one of the lowest FFO payout ratios in the unlisted REIT space at 82 percent.

As of September 30, 2008, the weighted-average base rent rate for our portfolio of leased properties was 9.4 percent. This rate is based on the annualized straight-lined base rent due under our leases and the weighted average value of our real estate investment properties subject to operating leases.

As of November 14, 2008, we had over $300 million in cash and cash equivalents on hand. When and where capital is available, we anticipate that our cost of borrowing will likely increase over historical rates. We continue to maintain a low leverage ratio with a long-term target of 50 percent debt to total assets. We have no near-term debt maturities.

We also want to highlight some of the information contained in our supplement which summarizes the diversity of our portfolio. As of September 30, 2008, we owned 112 lifestyle properties in the following asset classes: ski and mountain lifestyle, golf, attractions and additional lifestyle properties. Ten of these 112 properties are owned through unconsolidated ventures and three are located in Canada. Also, as of September 30, 2008, we had nine loans outstanding. One hundred of our properties are leased on a long-term basis (generally between five to 20 years, plus multiple renewal options) to tenants or operators that we consider to be significant industry leaders.

As of October 3, 2008, our investments in real estate when aggregated by purchase price were diversified as follows: approximately 25 percent in ski and mountain lifestyle, 29 percent in golf, 24 percent in attractions and 22 percent in other lifestyle properties. Our real estate investment portfolio is geographically diversified with properties in 26 states and Canada. We own ski and mountain lifestyle properties in 9 states and Canada with a majority of those properties located in the northeast, California and Canada. Our golf properties are located in 15 states with a majority of those courses located in “Sun Belt” states. Our attractions properties are located in 12 states with a majority located in the southwest.

2) How have your properties handled this current economic downturn?

Although the majority of our tenants have continued to perform under their leases with us, the economic downturn has adversely affected many of them. To provide some protection against future tenant losses, we obtain security deposits from all tenants and often cross-default leases for tenants that operate multiple properties, which discourages them from defaulting. In the event that a tenant defaults and vacates our property, we have the ability to engage a third-party manager to operate the property for a period of up to three years until we can re-lease it.

We wanted to highlight selected results from our four largest tenants that account for approximately 76.8 percent of our total annualized revenues from rent. In the attractions industry, we have generally seen reports that show the industry as a whole is slightly down. In our portfolio we are happy to report that PARC Management, our largest tenant in the gated attractions sector, reports that its total attendance year-to-date is up 11 percent. At Darien Lake, a regional park in western New York acquired from Six Flags in early 2007, reported that attendance in 2008 was up 19 percent.

While it is too early to predict how our ski properties will perform, our biggest ski tenant, Boyne Resorts, reports that as of the end of October, early indicators at all of its resorts are that season pass sales are at the same level as last year or better. Pre-season pass sales at Northstar at Tahoe (operated by Booth Creek) are up 25 percent over last year. 2007-2008 was a record-breaking season for ski resorts, thanks to abundant snowfall.

As previously disclosed, EAGLE Golf has been adversely affected, in part, by lower than expected revenues and earnings and an inability to access capital markets for working capital needs. Golf as a whole has seen some softening especially in the private courses but some of the daily fee courses have been doing very well, as an example, two of our EAGLE Golf daily fee courses: Clear Creek Club in Houston showed a 16 percent increase in revenue (year to date through September vs. the same period in 2007) and Cowboys Golf Club in Dallas turned out its best month ever. In addition, Raven Golf Club at South Mountain in Phoenix, Ariz., operated by I.R.I Golf was named one of the nation’s 50 best public golf courses by Golf World.

We believe this supports the drive-to or “stay-cation” thesis (which is defined as a period of time in which an individual or family stays at home and relaxes at home or takes day trips from their home to area attractions as opposed to a destination fly-to vacation.) We believe many of our assets are positioned to take advantage of this because of their accessible locations and reasonable prices. I would like to refer you to the following articles (Avoiding high gas prices with a ‘staycation’, and The Joy of the Staycation) Web links can be found in the filed script for this call.

[Avoiding high gas prices with a ‘staycation’ (http://www.msnbc.msn.com/id/24859538/)

The Joy of the Staycation (http://online.wsj.com/article/SB121149947651915811.html?mod=googlenews_wsj)]

3) Give me your challenges and opportunities in this environment?

The impact of the credit market will continue to be a challenge for us and our tenants. We expect to see some acquisition opportunities in the second quarter of next year in the sectors in which we invest and feel that with the weak credit markets and our strong cash position we will be in good shape to take advantage of those opportunities. Our challenge will be that we may need to close most of these deals with all cash if we are unable to obtain additional debt financing from our lenders which will slow the pace of our growth.

4) Key take aways

CNL Lifestyle Properties’ seasoned management team has positioned the company to work through this market in the following ways:

1)	Demographic focus – The 80 million baby boomers still have 16 years until the last ones turn 60, which will be followed by the 50 million generation Xers and the 78 million generation Ys.

2)	Weighted Average Base Rental Rate of 9.4 percent for assets targeted based upon the long term demographic trends.

3)	We have followed our conservative management strategy which consists of:

a.	One of, if not the lowest, FFO payout ratios at 82 percent

b.	Low leverage of 33 percent

c.	Triple net leases with 100 of our 112 properties (approximately 89 percent) along with cross defaults and security deposits in an effort to protect your client’s investment

d.	A strong cash position holding approximately $300 million in cash and cash equivalents

The best take away we can give you is to ask you to look at your own lives. We believe that while people may give up a weekend at a destination resort, they won’t give up their passions, and because of that, most drive to locations will remain viable in these troubled times.

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